Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Registration Statement NO. 333-128788 on Form S-1 of our report dated September 24, 2004 relating to the financial statements of Windswept Environmental Group, Inc. as of June 29, 2004 and for the years ended June 29, 2004 and July 1, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company's ability to continue as a going concern), appearing in this Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Jericho, New York
April 28, 2006